EX-99.A5(a)(6)

[TIAA CREF LOGO] TIAA-CREF Life Insurance Company
                 730 Third Avenue
                 New York, NY 10017-3206
                 212 490-9000  1 800 223-1200



                         AVIATION LIMITATION ENDORSEMENT

The policy to which this endorsement is attached is amended to add the following provisions:

AVIATION LIMITATION

We will pay a limited death benefit, as defined below, to the beneficiary if the insured's death results from operating, riding in, or descending from any civilian, military, or other aircraft if the insured:

o  had any duties aboard the aircraft, whether or not pertaining to the flight;
   or

o  was aboard to receive or give any training or instruction.

This endorsement does not apply if the insured was riding as a passenger in an aircraft being used:

o   commercially to transport passengers; or

o   by a private business or government to transport its personnel or guests.

LIMITED DEATH BENEFIT

The limited death benefit payable under your policy will equal the greater of
(1) and (2), where:

(1) is the amount of premiums paid with compound interest at 3% per year, less any outstanding loan amount and less any withdrawals and accrued interest compounded at 3% per year on such withdrawals; and

(2) is the cash surrender value as of the date of death.

In no event will the limited death benefit ever exceed the death benefit otherwise payable under your policy.

The above limitation is in addition to any other limitation or exclusion under your policy.

TIAA-CREF LIFE INSURANCE COMPANY
ADMINISTRATIVE OFFICE
730 THIRD AVENUE
NEW YORK, NY (10017-3206)
(1-800-223-1200)

/s/ Mark L. Serlen                                /s/ Bertram L. Scott
--------------------                              --------------------
    Secretary                                         President


AM-VAL.1
Ed. 12/01